Exhibit 21

MPS GROUP, INC. AND SUBSIDIARIES

SUBSIDIARIES OF MPS GROUP, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Domestic Subsidiaries
Accounting Principals, Inc.	Florida
Entegee, Inc.	Massachusetts
Modis, Inc.	Florida
Special Counsel, Inc.	Maryland
Pacioli Operations Corp.	Florida
Modis Professional Services, Inc.	Florida
MPS Group, LLC	Florida
Soliant Health, Inc.	Georgia
Modis/Computer Action, Inc.	Florida
Modis Consulting Partners, Inc.	Texas
Idea Integration Corp.	Florida
Beeline.com, Inc.	Florida
Beeline Operations Corp.	Florida
Alderson Reporting Company, Inc.	Delaware
Amicus Staffing, Inc.	Tennessee
The McKinley Group of Florida LLC	Delaware
Garelli Wong & Associates, Inc.	Illinois
Paladin Marketing Resources, Inc.	Florida
Davidson Personnel, Inc.	California
Prescott Legal Search, Inc.	Texas
Foreign Subsidiaries
MPS Group International PLC	UK
Badenoch and Clark Limited	UK
Modis International Limited	UK
Modis International Co.	Canada
Beeline International Company	Canada
Modis Europe Nederland BV	The Netherlands
Modis Europe Limited	UK
Corinthe Holding BV	The Netherlands
Netlogic Limited	UK
Judd Farris Limited	UK
Judd Farris (NR) Limited	UK
Personality IT People Power GmbH	Germany